Exhibit 10.2

SERVICE AGREEMENT

THIS AGREEMENT is made on August 1, 2022.

BETWEEN

(1)	MULTI WAYS EQUIPMENT PTE LTD (Company Registration No. 200207318D), a company incorporated in Singapore and having its business address at 3E Gul Circle Singapore 629633 (the “Company”); and

(2)	LEE NOI GECK of 21 Lange Road Singapore 547984 (the “Director”).

NOW IT IS AGREED that the Company will employ the Director and the Director will provide her services to the Company on the terms and conditions set out below.

1 DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings unless inconsistent with the context:

1.1.1	“Board” means the board of directors for the time being of Multi Ways Holdings Limited (“MWH”) or any Group Company and includes any committee of the Board duly appointed by it;

1.1.2	“CPF” means the Central Provident Fund;

1.1.3	“Commencement Date” means the month in which MWH is listed on Nasdaq or such other date as the parties may agree;

1.1.4	“Group” or “Group Companies” means MWH and its subsidiaries (including the Company) and associated corporations at the relevant time and “Group Company” means each or any of the Group Companies;

1.1.5	“Incapacity” means any illness or other like cause incapacitating the Director from attending to her duties;

1.1.6	“PBT” means the audited consolidated profit before tax, excluding non-controlling interests and any exceptional or extraordinary items, of the Group. For the avoidance of doubt, the computation of PBT is before the incentive bonus set out in Clause 5.1.2 below;

1.1.7	“Compensation Committee” means the committee appointed by the Board from time to time for the purpose of reviewing and providing recommendations for the remuneration framework for the directors and key executive officers of the Company and reviewing and recommending specific remuneration packages for each executive director and key executive officer of the Company; and

1.1.8	“MWH” means Multi Ways Holdings Limited.

1.1.9	“S$” means the lawful currency of Singapore.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	words importing one gender include all other genders and words importing the singular include the plural and vice versa;

1.2.2	any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it;

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1.2.3	the clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation;

1.2.4	any reference to the Director shall if appropriate include her personal representatives; and

1.2.5	references in this Agreement to any Clause, sub-Clause, Schedule or Paragraph without further designation shall be construed as references to the clause, sub-clause, schedule or paragraph of this Agreement so numbered.

1.3	Unless otherwise specified, references to this Agreement or any other document referred to herein shall be construed as references to such document as the same may be amended, varied or supplemented from time to time.

2 TERM OF EMPLOYMENT

2.1	Subject to Clause 2.2 below, the employment of the Director shall commence on the Commencement Date and is for an initial period of three (3) years on the terms and conditions contained herein. Upon the expiry of the initial period of three (3) years, the employment of the Director shall automatically be renewed on a year-to-year basis on the same terms or otherwise on such terms and conditions as the parties may agree in writing.

2.2	Without prejudice to and in addition to Clause 11, the employment of the Director may be terminated by either party giving to the other not less than six (6) months’ notice in writing, or in lieu of notice, payment of an amount equivalent to six (6) months’ salary based on the Director’s last drawn monthly salary. For the avoidance of doubt, no further benefit or compensation is payable by the Company to the Director if the employment is terminated in accordance with the terms of this Agreement.

3 DUTIES

3.1	The Director shall be appointed as an Executive Director of MWH, and shall be responsible for the roles under the position as administrative director of MWH.

3.2	Without prejudice to the provisions of Clause 3.1, the Director shall during her employment under this Agreement:

3.2.1	perform the duties and exercise the powers which the Board may from time to time properly assign to her in her capacity as a director in connection with the business of the Group to the best of her skill and ability;

3.2.2	in the absence of any specific directions from the Board (but subject always to the Memorandum and Articles of Association of the Company) have the general control and responsibility for the management of the business of the Group;

3.2.3	do all in her power to promote, develop and extend the business of the Group and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board; and

3.2.4	in pursuance of her duties hereunder perform such services for any Group Company and accept such offices in such Group Company as the Board may from time to time reasonably require.

3.3	The Director shall carry out her duties and exercise her powers jointly with any other executive director(s) appointed by the Board to act jointly with him and the Board may at any time for any period require the Director to cease performing or exercising the said or any duties or powers.

3.4	The Director shall travel to different countries and work in any place and country which the Board may require from time to time in the proper performance and exercise of her duties and powers.

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3.5	The Company may second the Director to any other Group Company.

4 OFFICE OF DIRECTOR

During her employment under this Agreement, the Director shall not:

4.1	resign as a director of the Company or any relevant Group Company without due cause; or

4.2	do or refrain from doing any act whereby her office as a director of the Company is or becomes liable to be vacated; or

4.3	do anything that would cause him to be disqualified from continuing to act as a director.

5 REMUNERATION

5.1 The remuneration of the Director shall be as follows:

5.1.1	a basic salary at the rate of S$15,000/- per month with monthly CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time (which is exclusive of any director’s fees payable to him under the Articles of Association of the Company) payable in arrears on the last working day of every month; and

5.1.2	additional one month annual bonus with CPF contributions by the Company subject to the financial performance of the Company for the financial year.

5.2	The Compensation Committee shall, after the accounts of the Company have been audited, review the Director’s compensation on an annual basis and for such review to take effect the day falling one (1) week from the Board’s approval of the audited accounts for the immediate preceding financial year. Any increase in the Director’s salary shall be subject to the approval of the Compensation Committee and the Board.

5.3	The Compensation Committee may in its absolute discretion, in addition to the salary referred to in Clause 5.1.1, make such other payments, allowances or benefits (including medical benefits) to the Director.

6 EXPENSES

The Company shall by way of reimbursement pay or procure to be paid to the Director all reasonable travelling, hotel and other expenses wholly, exclusively and necessarily incurred by him in or about the performance of her duties under this Agreement, PROVIDED that the Director if so required by the Company provides reasonable evidence of the expenditure in respect of which he claims reimbursement, and that such incursion of expenses be approved in advance.

7 HOLIDAYS

The Director shall (in addition to the usual public and bank holidays) be entitled to 21 days’ holiday in each year to be taken at a time or times convenient to the Company.

8 TIME AND ATTENTION

During the continuance of her employment under this Agreement, the Director shall, unless prevented by Incapacity, devote her whole time and attention to the business of the Group and shall not (except as a representative or nominee of any Group Company) without the prior written consent of the Board, except as otherwise agreed to in advance by the Company be concerned or interested in any other business of a similar nature to or competitive with that carried on by any Group Company or which is a supplier or customer of any Group Company in relation to its goods or services,

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PROVIDED that nothing in this Clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognized stock exchange so long as the interest of the Director in such shares or other securities does not extend to five per cent (5%) or more of the total amount of such shares or securities of the same class in each corporation.

9 CONFIDENTIALITY

9.1	The Director is aware that in the course of employment under this Agreement he will have access to and be entrusted with information on the business and finances of the Group and its dealings, transactions and affairs, all of which information is or may be confidential.

9.2	The Director shall not (except in the proper course of her duties) during or after the period of her employment under this Agreement divulge to any person whatever or otherwise make use of (and shall use her best endeavors to prevent the publication or disclosure of) any trade secret or any confidential information concerning the business or finances of the Group or any of its suppliers, agents, distributors or customers.

9.3	All notes and memoranda of any trade secrets or confidential information concerning the business of the Group or any of its suppliers, agents, distributors or customers which shall be acquired, received or made by the Director during the course of her employment shall be the property of the Company and shall be surrendered by the Director to someone duly authorized in that behalf at the termination of her employment or at the request of the Board at any time during the course of her employment.

10 TERMINATION OF DIRECTORSHIP

If during her employment under this Agreement the Director shall cease to be a director of the Company (otherwise than by reason of her death, resignation or disqualification pursuant to the Articles of Association of the Company or by statute or court order) her employment shall continue as if it had been in the office of executive manager of the Company and the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Director shall have no claims against the Company in respect of such cesser.

11 SUMMARY TERMINATION OF EMPLOYMENT

The employment of the Director may be terminated by the Company without notice or payment in lieu of notice:

11.1	if the Director is guilty of any gross default or grave misconduct in connection with or affecting the business of the Group; or

11.2	in the event of any serious or repeated breach or non-observance by the Director of any of the stipulations contained in this Agreement; or

11.3	if in the opinion of the Company, the Director has persistently refused to carry out any reasonable order given by the Company or relevant Group Company to him in the course of her employment or has persistently failed to diligently attend to her duties hereunder; or

11.4	if in the opinion of the Company, the Director shall be guilty of conduct likely to bring himself or any Group Company into disrepute; or

11.5	if the Director becomes bankrupt or makes any composition or enters into any deed of arrangement with her creditors; or

11.6	if the Director shall become of unsound mind; or

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11.7	if the Director commits any act of criminal breach of trust or dishonesty; or

11.8	if the Director shall be disqualified to act as a director of any Group Company under any applicable law, regulation or rules of any stock exchange.

12 RESIGNATION FROM DIRECTORSHIPS

Upon the termination by whatever means of her employment under this Agreement:

12.1	the Director shall at the request of the Company immediately resign from office as a director of the Company and from all offices held by him in any other Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company without claim for compensation and in the event of her failure so to do the Company is hereby irrevocably authorised to appoint some person in her name and on her behalf to sign and deliver such resignation or resignations to the Company; and

12.2	the Director shall not without the consent of the Company at any time thereafter represent himself still to be connected with the Company.

13 RECONSTRUCTION OR AMALGAMATION

If the employment of the Director under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Director is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Director shall have no claim against the Company in respect of the termination of her employment under this Agreement.

14 NON-SOLICITATION

The Director covenants with the Company that he will not for the period of twelve (12) months after ceasing to be employed under this Agreement in connection with the carrying on of any business similar to or in competition with the business of the Group on her own behalf or on behalf of any person, firm or company directly or indirectly:

14.1	seek to do business with any person, firm or company who has at any time during the twelve (12) months immediately preceding such cesser done business with any Group Company; or

14.2	endeavour to entice away from any Group Company any person who has at any time during the twelve (12) months immediately preceding such cesser been employed or engaged by the Group Company,

PROVIDED that nothing in this Clause shall prohibit the doing of business not relating or similar to the business of the Group.

15 NON-COMPETITION

The Director covenants with the Company that he will not within Singapore or any country which the Group has operations in or carried on business at the time of the termination of this Agreement, for the period of twelve (12) months after ceasing to be employed under this Agreement either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or be engaged in any activity or business which shall be in competition with the business of the Group.

16 NOTICES

Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) her last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

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17 CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

18 AGREEMENT PREVAILS

This Agreement supersedes all previous agreements and arrangements relating to the appointment and/or employment of the Director by the Company (which shall be deemed to have been terminated by mutual consent).

19 PARTIAL INVALIDITY

In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

20 LEGAL COSTS

All costs and expenses including but not limited to the legal fees incurred in connection with the preparation of this Agreement shall be payable by the Company.

21 THIRD PARTY RIGHTS

Save as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any term of this Agreement.

22 INDEMNIFICATION

The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

23 GOVERNING LAW

This Agreement shall be governed by the laws of Singapore and each of the parties hereto submits to the exclusive jurisdiction of the courts of Singapore.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above stated.

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The Company

MULTI WAYS EQUIPMENT PTE LTD

______________________________
Name:
Designation:

The Director

LEE NOI GECK

/s/ Lee Noi Geck

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